Exhibit 99.4

June 14, 2024

Board of Directors

Discover Financial Services

2500 Lake Cook Road

Riverwoods, Illinois 60015

RE: Joint Proxy Statement/Prospectus of Capital One Financial Corporation and Discover Financial Services which forms part of Amendment No. 1 to the registration statement on Form S-4 of Capital One Financial Corporation (the “Registration Statement”)

Dear Ladies and Gentlemen:

Reference is made to our opinion letter, dated February 19, 2024 (the “Opinion Letter”), with respect to the fairness, as of the date thereof, of the Exchange Ratio in the Transaction to the holders of the Shares from a financial point of view. Capitalized terms used but not defined herein shall have the meanings set forth in the Opinion Letter.

The Opinion Letter was provided for the information and assistance of the Board of Directors of the Company, in its capacity as such, in connection with and for the purposes of its evaluation of the Transaction. We understand that the Company has determined to include and reference the Opinion Letter in the Registration Statement. In that regard, we hereby consent to the reference to the Opinion Letter under the captions “Summary—Opinion of Discover’s Financial Advisor”, “Risk Factors—Risks Relating to the Consummation of the Mergers and Capital One Following the Mergers”, “The Mergers—Background of the Mergers”, “The Mergers—Discover’s Reasons for the Mergers; Recommendation of the Discover Board of Directors”, “The Mergers—Opinion of Discover’s Financial Advisor” and “The Mergers—Certain Unaudited Prospective Financial Information”, and to the inclusion of the Opinion Letter in the joint proxy statement/prospectus included in the Registration Statement.

Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that the Opinion Letter is not to be quoted, summarized, paraphrased or excerpted, in whole or in part, in any registration statement (including any subsequent amendments to the Registration Statement), prospectus or proxy or information statement, or in any other report, document, release or other written or oral communication prepared, issued or transmitted by the board of directors of the Company, including any committee thereof, or the Company without our prior consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

[Signature page follows]

Very truly yours,

/s/ PJT Partners LP
PJT Partners LP

280 Park Avenue | New York, NY 10017 | t. +1.212.364.7800 | pjtpartners.com